Exhibit 4.12

Summary of Economic Terms

Lender:  Israel Discount Bank Ltd.

Borrower:  Eltek Ltd.

Principal	450,000	785,000
Loan Currency	US Dollar	US Dollar
Term	Long term loan until 31.1.2014	Long term loan until 9.6.2018
Interest payment	Monthly	Monthly
Principal payment	Monthly starting 28.2.2011	Monthly starting 31.7.2013
Interest rate	U.S. dollar linked to Libor+4%	U.S. dollar linked to Libor+4.5%

Israel Discount Bank Letterhead

Eltek Ltd. Public Company 52-004295-3
Address __________________________

Date: July 14, 2003

Messrs
Israel Discount Bank Ltd.

Re: Letter of Undertaking

Whereas	Eltek Ltd., public company 52-004295-3 (hereinafter: the "Company") has received from you, at our request, credit, loans and other banking services from time to time (hereinafter: the "Credit"); and

Whereas	You have stipulated the grant of the Credit, inter alia, upon undertakings by us as set forth below;

NOW THEREFORE, WE, THE UNDERSIGNED, HEREBY COVENANT TO YOU AS FOLLOWS:

1.	The Preamble to this Letter of Undertaking is an integral part hereof.

2.
We hereby inform you that the company Kubatronik-Leiterplatten GmbH (hereinafter: "Kubatronik"), in which we are the holder of the controlling interest through the company En-Eltek Netherlands 2002 B.V. (hereinafter: "Eltek Holland"), which holds 76% of the shares of Kubatronik, is to distribute dividends to the shareholders in accordance with the terms and conditions of the acquisition agreement of June 10, 2002.

We hereby covenant that immediately upon the receipt of these funds by Eltek Holland, the funds shall be transferred to the Company's account no. 306800 at Discount Bank, Petach Tikva branch (041), and shall serve to repay the Company's debts to the Bank.

3.
We acknowledge and warrant that we shall not transfer to the company Merhav (M.N.F) Ltd., private company 510618556 and/or to any of the other shareholders, in any form or manner, funds and/or investments and/or sums and/or payments and/or loans and/or credit, including in respect of convertible debentures we have issued and/or shall issue, directly or indirectly, including by way of withdrawing salaries and/or management fees and/or consulting fees, commencing on the date of signing of this Letter of Undertaking and for as long as the Company continues to owe you any amount under the debt settlement of June 2003, the final payment date whereof is July 1, 2007, and/or for as long as all current maturities of the remaining loans in the Company's name have not been paid until such date.

4.	We hereby covenant to you as follows:

A.
That at no time shall the shareholders' equity of the Company ("Company" circled in handwriting) i.e. paid-up share capital, accrued profits and various reserves of any and all kinds and/or components (inter alia, paid-up share capital, accrued profits, various reserves, etc.), as well as all other amounts in shareholders' loans to the Company, net, less intangibles ("less intangibles" underlined in handwriting) (including goodwill, deferred expenses, acquired knowledge, prepaid expenses, patents, trademarks, trade names, copyrights, revaluation reserves, surplus investments in subsidiaries and affiliates, advance costs for procuring employment contracts, issuance expenses, expenses in respect of discounting debentures, etc.) be less than an amount of NIS 20 million New Shekels or than a rate of 20% of the Company's total statement of financial position, whichever is the higher.

B.	That no change shall occur in the ownership and/or control of the Company in respect of an issue and/or allotment of shares and/or rights in the Company, without the Bank's advance written consent.

5.
All undertakings set forth above and all of the Bank's rights in accordance with this letter are in addition to and independent of all collateral and guarantees which the Bank has received and/or shall receive from or for the Company, and shall not influence them nor be influenced by them.

6.
A waiver by the Bank to the Company of any breach or non-fulfillment of one or more of the undertakings to it, whether such undertaking is or shall be included in any other document, shall not be deemed justification or a pretext for a further breach or further non-fulfillment of any such condition or undertaking, and abstention by the Bank from using any right granted to it in accordance with this document and/or any other documents or by law shall not be deemed a waiver of such right.

7.
All notices which the Company has undertaken to give in this document shall be in writing and delivered in person and/or by registered mail addressed to the Dan Business Center at Israel Discount Bank Ltd. and/or to any other body whereof the Bank has given notice.

8.
The undertakings mentioned above are independent, unconditional, absolute and irrevocable, and we shall not be entitled to revoke them or to modify them without your advance written consent thereto, as we are aware that you are relying on this in granting the Credit.

9.
In any case where we shall breach and/or fail to fulfill one or more of the undertakings set forth above, in whole or in part, then in addition to any other relief whereto you are entitled by law or in accordance with any other undertaking to you which is or shall be included in any document – you shall be entitled, but not obliged, to demand immediate repayment of the Credit or part thereof.

The Bank shall inform the Company 7 days prior to the institution of such action, provided, however, that such 7 days shall not derogate from the Bank's right to take immediate action without stay or warning being required in any case where any such stay is liable to cause an adverse change in its position and/or in the condition of the collateral in its favor and/or in the possibility of its exercise, at the Bank's discretion.

IN WITNESS WHEREOF WE HAVE SIGNED

(--) Duly signed	By:	Arieh Reichart – CEO
Eltek Ltd.		Dov Fromovitz – CFO

May 16, 2011

Eltek Ltd.
Mr. Arieh Reichart, CEO

Dear Sir,

Re: Approval of Mitigation of Financial Stipulations

Whereas
On December 10, 2006 (in accordance with the letter of amendment to the undertaking of July 14, 2003), Eltek Ltd. (hereinafter: the "Company") undertook to Israel Discount Bank Ltd. (hereinafter: the "Bank") that at no time shall the shareholders' equity of the Company be less than an amount of 24 million New Shekels or than a rate of 23% of the Company's total statement of financial position, whichever is the higher.

Shareholders' equity – i.e. paid-up share capital, accrued profits and various reserves of any and all kinds and/or components (inter alia, paid-up share capital, accrued profits, various reserves, etc.), as well as all other amounts in shareholders' loans to the Company, net, less intangibles (including goodwill, deferred expenses, acquired knowledge, prepaid expenses (not including prepaid expenses in respect of insurance), patents, trademarks, trade names, copyrights, revaluation reserves, surplus investments in subsidiaries and affiliates, advance costs for procuring employment contracts, issuance expenses, expenses in respect of discounting debentures, etc.

And whereas	On May 3, 2011 the Company approached the Bank with a (further) request to mitigate the financial ratios with which it had undertaken to comply;

We hereby approve the following mitigation:

At no time shall the shareholders' equity of the Company be less than an amount 10 million New Shekels or than a rate of 11% of the Company's total statement of financial position, whichever is the higher.

It is hereby understood that your compliance with your undertakings in accordance with the abovementioned letter of undertaking shall be reviewed in accordance with the audited financial statements as at December 31, XX of each calendar year.

This approval is subject to the following terms and conditions:

1.	The Company shall comply with all its other undertakings to the Bank, in accordance with the letter of undertaking of July 14, 2003.

2.	The Company shall comply with all other terms and conditions of its credit facility.

3.
The interest on short-term credit shall be P + 3.5%. It is understood that the interest quoted in this clause is correct as at the date of issue of the letter and is based on a fixed interval above the cost to the Bank of raising the capital, such cost being subject to changes from time to time.

4.	The Company's account, account number 306800 at Branch 186, shall be debited for a sum of NIS 50,000 to cover our costs in respect of the issue of this letter.

This mitigation by the Bank does not constitute a waiver of any right granted to the Bank by virtue of the Company's undertakings to the Bank and/or by law and/or in accordance with the remaining undertakings, encumbrances and securities made and/or which shall be made in our favor, which shall remain in full effect and without any change.

Yours sincerely

(---) Duly signed
Israel Discount Bank Ltd.
Dan Business Center

(--) Duly stamped and signed, Eltek Ltd.

Messrs
Israel Discount Bank Ltd.

We hereby confirm our agreement to all of the foregoing and hereby covenant to you to act in accordance therewith.

Date: May 17, 2011	(--) Duly stamped and signed
Eltek Ltd.

Attorney's confirmation

I, the undersigned, Roy Mashiach, legal counsel to Eltek Ltd., do hereby confirm that the above document was signed by the abovementioned company through its authorized signatories, Messrs Arieh Reichart and Amnon Shemer, in accordance with the resolution of the company, which was duly adopted, and in accordance with its incorporation documents, and that the above signatures are binding upon the company.

(--) Duly stamped and signed
Roy Mashiach, Adv. License no. 54282